Exhibit 10.43

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made as of the         day of March, 2004, by and between Vital Living, Inc., a Nevada corporation (the “Company”), and the investors listed on the Schedule of Investors attached hereto, as such Schedule may be amended from time to time to include Additional Investors (as defined in Section 5.10) (each an “Investor” and collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, an aggregate of up to 750,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) with rights (“Royalty Rights”) to receive a portion of the Company’s revenues from the sale of X-Fat®, the Company’s patented dietary supplement (“X-Fat”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.                                       Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, the Investors agree to purchase, and the Company agrees to sell to the Investors, up to 750,000 shares of Common Stock (“Shares”) at $1.00 per share in the amounts set forth next to each Investor’s name on the Signature Page (“Purchase Price”).  The Company may effect closings at any time after at least $250,000 has been deposited into the escrow account described below.  Investors shall tender the Purchase Price for the Shares purchased hereunder via wire transfer to Graubard Miller, acting as escrow agent for the Company, Deutsche Bank, 280 Park Avenue, New York, New York 10017, ABA Routing Number 021001033, Attn: Florence Blanchard, For credit to Graubard Miller, Attorney Trust Account – IOLA Funds, Account No. 35228777.  The initial closing (“Closing”) shall take place at the offices of Graubard Miller (“GM”), 600 Third Avenue, New York, New York 10016 at 10:00 a.m., on or about March 26, 2004, or at such time and place as the Company and the Investors mutually agree upon orally or in writing.  The Company may thereafter effect additional Closings upon the purchase and sale of additional Shares, up to a maximum of $750,000 of Shares (the “Maximum Amount”) but not after April 30, 2004.  The Company has the right to reject any subscriptions for Shares, in whole or in part for any reason and at any time prior to a Closing, notwithstanding prior receipt by the Investor of notice of acceptance of such subscription.  Certificates representing the Shares will be delivered to Investors promptly after the filing of the Charter Amendment (defined below in Section 2.5) with the Nevada Secretary of State.

1.1                                 Contingent Royalty Rights.

1.1.1                        In connection with the purchase of the Shares, each Investor shall receive a Royalty Right.  Each Royalty Right entitles the Investor to receive a pro rata share (based on the amount of Shares purchased by each Investor) of 10% on the first $15 million of XFat Net Revenues (as hereafter defined) and 3% on the next $85 million of XFat Net Revenues during the two year period (“Sharing Period”) commencing April 1, 2004 and terminating on March 31, 2006 (“Sharing Termination Date”).  It is understood and agreed that the 10% and 3% referred to in the preceding sentence will govern only if the Maximum Amount is sold.  If less than the Maximum Amount is sold, then the 10% and 3% shall be reduced by multiplying such percentages by a fraction the numerator of which is the amount of gross proceeds received by the Company from the sale of Shares and the denominator of which is $750,000.  Payments on the first $15 million of XFat Net Revenues shall be made in cash and payments on the next $85 million of XFat Net Revenues shall (except as set forth in Section 1.2 below) be made in shares of Common Stock valued at $1.00 per share (“Xtra Shares”).  “XFat Net Revenues” shall mean gross proceeds received by the Company from sales of X-Fat and products containing X-Fat, less returns and sales (and similar) taxes, and also in connection with licenses of the X-Fat name and formulation and sales of the X-Fat business. All cash payments under this subsection 1.1.1 shall be made within 50 days after the end of each calendar quarter and 105 days after the end of each year during the Sharing Period with respect to XFat Net Revenues during the calendar quarter prior to the payment date (except with respect to the first payment in a calendar year which shall be with respect to the last quarter of the prior year).  The payments shall be made promptly after the release of the Company’s Quarterly Report on Form 10-QSB or Annual Report on Form 10-KSB, as appropriate.  Each such report shall contain disclosure with respect to the amount of XFat Net Revenues generated during the applicable period.  The Xtra Shares shall be issued promptly after the Sharing Termination Date.

1.1.2                        Upon the Sharing Termination Date, all Royalty Rights shall terminate and be of no further force or effect and Investors shall have no further rights to share in XFat Net Revenues.

1.1.3                        Each delivery by the Company to Investors of cash and Xtra Shares, as the case may be, shall be accompanied by a written notice setting forth the calculations used to arrive at such payment.

1.2                                 Buy-out Right.  At any time prior to the Sharing Termination Date, the Company, in its sole discretion, may repurchase each Investor’s Royalty Right by paying such Investor a cash amount equal to the amount such Investor would have earned (in cash and Xtra  Shares) under Section 1.1.1 above, assuming that XFat Net Revenues during the Sharing Period were $100,000,000, less what was actually previously paid to such Investor.

2.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors the following:

2.1                                 Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as presently conducted.

2.2                                 Authorization.  All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the due authorization, execution, and delivery of this Agreement and the Escrow Agreement (as hereafter defined) (collectively, the “Transaction Documents”), the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to the initial Closing, and the Transaction

Documents constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Transaction Documents may be limited by applicable federal or state laws.

2.3                                 Rights in X-Fat.  The Company owns all rights to produce, market, distribute and license X-Fat free and clear of all mortgages, liens, loans, pledges, security interests, claims, equitable interests, charges, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such assets.

2.4                                 Shares and Xtra Shares.  The Shares and all Xtra Shares have been duly authorized (subject to the need to file the Charter Amendment) and when issued, will be fully paid and nonassessable.

2.5                                 Charter Amendment.  The Company acknowledges that it must file an amendment to its Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue (“Charter Amendment”).  Such Charter Amendment will be filed with the Nevada Secretary of State promptly following the 20th day after the mailing of an information statement (“Information Statement”) to the Company’s shareholders, which information statement has been filed with the Securities and Exchange Commission (“Commission”).  The Company acknowledges that the information statement was mailed to its shareholders on or about March 18, 2004.

3.               Representations and Warranties of the Investors.  Each of the Investors, severally and not jointly, hereby represents and warrants that:

3.1                                 Authorization.  The Investor has full power and authority to enter into this Agreement.  The Agreement constitutes the valid and legally binding obligations of the Investor enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2                                 Subordination.  The Investor understands and acknowledges that all cash payments to be made to it hereunder shall be subordinate in right to payments required to be made to holders of the Company’s 12% Senior Secured Convertible Promissory Notes.

3.3                                 Purchase Entirely for Own Account.  The Investor acknowledges that all Shares and any Xtra Shares that may be issued hereunder will be acquired for investment for the Investor’s own account and not with a view to the resale or distribution of any part thereof.

3.4                                 Disclosure of Information.  The Investor acknowledges that copies of the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and

September 30, 2003 as filed with the Commission were made fully available to it and it has reviewed and understands them.  The Investor acknowledges that it has received all the information that it has requested relating to the Company and the purchase of the Shares and the Royalty Rights.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and Royalty Rights.

3.5                                 Accredited Investor.  The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (“Securities Act”).

3.6                                 Restricted Securities.  The Investor understands that the Shares and any Xtra Shares that it may receive will be “restricted securities” under the federal securities laws and that under such laws and applicable regulations such securities may only be sold pursuant to an effective registration statement or an available exemption from registration.

3.7                                 Legends.  The Investor understands that the certificates evidencing the Shares and any Xtra Shares that it may receive will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE.  THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

3.8                                 Finders Fees.  The Investor acknowledges that finders fees (cash of 8% of monies raised and shares of Common Stock equal to 8% of the number of Shares issued hereunder) will be paid to certain individuals as compensation for introducing the Company to the Investors.  Investors may obtain additional information regarding such finders fees by contacting the Company.

3.9                                 Tax Treatment.  The Investor acknowledges that the Company has not provided it with any advice as to the tax treatment or ramifications of Royalty Rights or the cash and equity it may receive hereunder.  The Investor further acknowledges that the Company has urged it to seek independent advice with respect to such tax matters.

3.10                           Wiring of Funds.  The Investor acknowledges and agrees that, if he has already wired funds to the escrow agent for deposit into the escrow account, such funds shall be deemed to represent his investment in Shares pursuant to the terms of this Agreement.

4.               Registration Rights.

4.1                                 Filing of Registration Statement.  The Company agrees to file a registration statement with the Commission under the Securities Act relating to the resale by the holders (“Holders”) of the Xtra Shares (collectively the “Registrable Securities”) within 90 days of the issuance date of such shares.  The Company will use commercially reasonable efforts to cause the registration statement to be declared effective by the Commission.  All costs associated with the registration of the Registrable Securities, other than brokerage commissions and counsel fees (if any) incurred by the Investors in connection with resales of the Registrable Securities shall be borne by the Company.

4.2                                 Effective and Current.  The Company will use its reasonable commercial efforts to keep the registration statement which registers the Registrable Securities pursuant hereto effective and the related prospectus current until the earlier of the date by which all of the Registrable Securities has been sold and the date that the Registrable Securities may be sold pursuant to Rule 144(k) promulgated under the Securities Act.

4.3                                 Amended Prospectus. The Company will notify each Holder of such Registrable Securities as expeditiously as possible following the effectiveness of such registration statement filed pursuant to this Section 4, and/or of any request by the Commission for the amending or supplementing of such registration statement or prospectus.  If the prospectus is amended to comply with the requirements of the Securities Act, the Holders, if requested by the Company, will immediately cease making offers of the Registrable Securities and return all prospectuses to the Company and the Company will promptly provide the Holders with revised prospectuses to enable the Holders to resume making offers of the Registrable Securities.  The Company will promptly notify the Holders, if after delivery of a prospectus to the Holders, that, in the judgment of the Company, it is advisable to suspend use of the prospectus delivered to the Holders due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company. Upon receipt of such notice, each such Holder will immediately discontinue any sales of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or until such Holder is advised in writing by the Company that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus.

4.4                                 Indemnification.

4.4.1                        The Company will indemnify the Holders of the Registrable Securities to be sold pursuant to any registration statement hereunder, the officers and directors of each Holder, each underwriter of such Registrable Securities and each person, if any, who controls such Holders or underwriters within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any state securities law or regulation, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever incurred by the indemnified party in any action or proceeding between (A) the indemnified party and any third party or otherwise or (B) the indemnitor and the indemnified party only with respect to an action or proceeding to enforce the indemnification provisions of this Section 4.4.1 to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise under the laws of any of the United States or foreign countries, arising from such registration statement or based upon any untrue statement or alleged untrue statement of a material fact contained in (x) any preliminary prospectus, the registration statement or prospectus (as from time to time each may be amended and supplemented); (y) any post-effective amendment or amendments or any new registration statement and prospectus in which is included the Registrable Securities; or (z) any application or other document or written communication (collectively called “application”) executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Registrable Securities under the securities laws thereof or filed with the Commission, any state securities commission or agency or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such statement or omission is made in reliance upon, and in conformity with, information furnished to the Company by and with respect to such registered holders (“Purchaser Information”) expressly for use in any preliminary prospectus, the registration statement or prospectus, or any amendment or supplement thereof, or in any application, as the case may be, or unless the indemnities failed to deliver a final prospectus in which the material misstatement or omission was corrected.  Subject to the foregoing provisions of this paragraph, the Company will reimburse such Holder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Holder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.  The Company agrees promptly to notify such Holders of the commencement of any litigation or proceedings against the Company or any of its officers, directors or controlling persons in connection with the issue and sale or resale of the Registrable Securities or in connection with the registration statement or prospectus.

4.4.2                        The Holders agree to indemnify and hold harmless the Company, the officers and directors of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against all loss, claim, damage, expense or liability to which the Company or such controlling person may become subject, under the Securities Act or otherwise insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon Purchaser Information that is included or relied upon by the Company in the registration statement or prospectus or any amendment or supplement thereto or in any application; and will reimburse the Company, officer, director and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided that such loss, claim, damage, expense or liability is found ultimately to arise out of or be based upon such Purchaser Information.

4.4.3                        Any party entitled to indemnification hereunder (“Indemnified Party”) will permit the Company to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Company, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval shall not be unreasonably withheld).  The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Company will pay such expense if representation of such Indemnified Party by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event will the Company be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party.  The Company is also responsible for the expenses of such defense if the Company does not elect to assume such defense.  The Company, in the defense of any such claim or litigation may not, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party may consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Company, which consent may not be unreasonably withheld.

4.5                                 Expiration of Registration Rights.  Notwithstanding anything to the contrary contained herein, such registration is not required to be continued for any Holder of Registrable Securities if in the opinion of counsel to the Company, the Holder can sell his Registrable Securities without restriction under Rule 144(k) promulgated under the Securities Act and all restrictive legends under the Securities Act are removed from the certificates representing such securities and any stop transfer order for such certificates is removed.

4.6                                 Successors.  The registration rights granted to the Holders inure to the benefit of all the Holder’s successors, heirs, pledges, assignees, transferees and purchasers of the Registrable Securities.

5.               Miscellaneous.

5.1                                 Survival of Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement.  The Investors are entitled to rely, and the parties hereby acknowledge that the Investors have so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Company contained herein, irrespective of any independent investigation made by Investors.  The Company is entitled to rely, and the parties hereby acknowledge that the Company has so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Investors contained herein, irrespective of any independent investigation made by the Company.

5.2                                 Successors and Assigns.  This Agreement is personal to each of the Investors and may not be assigned without the written consent of the Company; provided, however, that any of the Investors shall be permitted to assign its rights under this Agreement to any affiliate of such Investor.

5.3                                 Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.  The Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York

State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

5.4                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

5.5                                 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6                                 Notices.  Unless otherwise provided, any notice, authorization, request or demand required or permitted to be given under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three (3) days following deposit with the United States Post Office, by registered or certified mail, postage prepaid, or two days after it is sent by an overnight delivery service, or when sent by facsimile with machine confirmation of delivery addressed as follows:

If to the Investors to:

The address set forth opposite their name on the Schedule of Investors attached hereto

If to Company, to:

Vital Living, Inc.

5080 North 40th Street,

Suite 105, Phoenix, AZ 85018

Telecopier No.: (602) 952-7129

Attention: Stuart A. Benson, President (e-mail: cafestu@aol.com)

In either case, with a copy to:

Graubard Miller

600 Third Avenue

New York, New York 10016

Telecopier No.: (212) 818-8881

Attention:  David Alan Miller, Esq. (e-mail: dmiller@graubard.com)

Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

5.7                                 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors holding Shares evidencing, in the aggregate, an amount equal to not less than 50.1% of the aggregate amount of Shares purchased hereunder.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased or issued under this Agreement, each future holder of all such securities, and the Company.

5.8                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.9                                 Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

5.10                           Additional Investors.  In the event that, at any time or from time to time, the Company holds an additional Closing and issues additional Shares to additional Investors (collectively the “Additional Investors” and individually an “Additional Investor”), as a condition precedent to such Closing, the Company shall countersign a copy of this Agreement with each Additional Investor and each such Additional Investor shall sign a copy of this Agreement thereby agreeing to be bound by all applicable provisions of this Agreement as a party hereto and in the capacity as an Investor.  Except as provided herein, upon any such additional Closing, all references to the Investors or to any Investor shall thereafter be deemed to include such Additional Investors, and upon such Closing, each such Additional Investor shall be added to the Schedule of Investors.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Vital Living, Inc.

By:
Name:
Title:

EACH OF THE INVESTORS SET FORTH ON
THE ATTACHED SCHEDULE OF INVESTORS

SCHEDULE OF INVESTORS

Name and Address	Shares Subscribed For	Purchase Price	Signature